Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Tonix Pharmaceuticals Holding Corp. and subsidiaries on Form S-1 to be filed on or about September 29, 2017 of our report dated April 13, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years then ended, which report was included in the Annual Report on Form 10-K.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/EISNERAMPER LLP

New York, New York

September 29, 2017